Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is made effective as of the 18th day of May 2012 (the “Effective Date”) by and between Santarus, Inc., a Delaware corporation, having offices at 3721 Valley Centre Drive, Suite 400, San Diego, California 92130, U.S.A. (“Santarus”) and COSMO Technologies Ltd, a company organised and existing under the laws of Ireland with principal offices and plant located at 42-43 Amiens Street, Dublin 1 Ireland (“Supplier”). Supplier and Santarus are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Santarus is a specialty biopharmaceutical company focused on acquiring, developing and commercializing products;

WHEREAS, Supplier is a provider of drug development and commercial manufacturing services to pharmaceutical companies;

WHEREAS, Santarus and Supplier have entered into that certain License Agreement, dated December 10, 2008 (the “License Agreement”), granting Santarus exclusive rights to commercialize Finished Commercial Product (as defined below) in the Territory and reserving for Supplier the exclusive right to supply Santarus’ requirements in the Territory; and

WHEREAS, in accordance with the terms of the License Agreement, Santarus wishes to purchase Finished Bulk Product from Supplier, and Supplier is willing to manufacture and supply such products to Santarus, on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means any individual, corporation, association, or other business entity, which directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean, as to an entity, (a) direct or indirect ownership of fifty percent (50%) or more of the voting interests or other ownership interests in the entity in question; (b) direct or indirect ownership of fifty percent (50%) or more of the interest in the income of the entity in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2 “API” means the active pharmaceutical ingredient known as budesonide, as specified by Chemical Abstract No. 51333-22-3, manufactured by a Third Party manufacturer and provided to Supplier and/or Manufacturer for use in manufacturing the Finished Bulk Product.

1.3 “Applicable Laws” mean all laws, statutes, ordinances, codes, rules, regulations, guidelines, and procedures enacted or made by a Government Authority, including, without limitation, the FDA, that are in force during the Term, and in each case to the extent applicable to the subject matter of, or the performance by the Parties of their respective obligations under, this Agreement. For purposes of this Agreement, “Applicable Laws” shall include, without limitation, the FFDCA, the regulations promulgated thereunder (including, without limitation, those regulations currently contained in Title 21 of the Code of Federal Regulations), and other rules and regulations promulgated under the FFDCA relating to the manufacture of pharmaceutical products; equivalent laws, regulations and standards promulgated by a Government Authority that may assert jurisdiction over the Finished Bulk Product, the Finished Commercial Product or any Facility; cGMP; and the FDA’s regulations for drug establishment registration.

1.4 “Business Day” means any day other than a Saturday, Sunday or statutory holiday in San Diego, California or Lainate, Milan, Italy.

1.5 “Certificates of Compliance” means (a) the certificate of analysis confirming the identity, strength, quality and purity of each batch of Finished Bulk Product to which it pertains (together with any certificate of analysis pertaining to the API), (b) the certificate of compliance confirming that each batch of Finished Bulk Product was manufactured, tested, stored and supplied by Supplier and/or Manufacturer in compliance with this Agreement, including without limitation the Specifications, cGMP and Applicable Laws, and (c) such other certificates and confirmations as may be described in the Quality Agreement, each such certificate signed by an authorized signatory of Supplier and/or Manufacturer.

1.6 “cGMP” means current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations and the requirements imposed thereunder by the FDA, together with the latest FDA guidance and like documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.

1.7 “Deficiency Notice” has the meaning set forth in Section 3.5.1.

1.8 “Effective Date” has the meaning specified on the first page of this Agreement.

1.9 “Facility” means Manufacturer’s facilities located at via C.Colombo, 1 20020 Lainate, Milan, Italy, and any other facilities (including facilities utilized by subcontractors as permitted hereunder) that are used in connection with the activities performed by Supplier, Manufacturer, or its Affiliates or back-up suppliers hereunder.

1.10 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.11 “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., as amended.

1.12 “Finished Bulk Product” means budesonide MMX 9 mg tablets manufactured in bulk in accordance with the Specifications.

1.13 “Finished Commercial Product” means the Finished Bulk Product in final packaged form for commercial distribution as trade or sample product.

1.14 “Firm Purchase Order” has the meaning set forth in Section 2.3.3.

1.15 “Forecast” has the meaning set forth in Section 2.3.2.

1.16 “Government Authority” means any supra-national, national, regional, state, provincial or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body having jurisdiction over the Finished Bulk Product, the Finished Commercial Product or any Facility.

1.17 “IND” means any investigational new drug application filed with the FDA and related to development activities associated with the Finished Commercial Product.

1.18 “Joint Inventions” means inventions conceived of, discovered, developed, or reduced to practice during the Term jointly by employees, agents or contractors of Supplier and/or Manufacturer, on the one hand, and Santarus, on the other hand, that relate to Finished Bulk Product or Finished Commercial Product

1.19 “Joint Patent Rights” means those Patent Rights that relate to or cover Joint Inventions.

1.20 “Manufacturer” means the Cosmo S.p.A., an Affiliate of Supplier, whose Facility is in Lainate, Via Cristoforo Colombo 1, Italy and any permitted back-up supplier in accordance with Section 2.12.

1.21 “NDA” means the New Drug Application filed with the FDA for marketing approval for the Finished Commercial Product.

1.22 “Net Sales” shall have the meaning assigned to such term in the License Agreement.

1.23 “Patent Rights” means (a) patents and patent applications, including divisionals, continuations, continuations-in-part, and any foreign counterparts thereof, (b) those patents or patent applications claiming priority to or through any patent or patent application described in (a), (c) all patents issuing from patent applications included in (a) and (b); and (d) all reissues, reexaminations, renewals, and extensions of any patents included in (a) through (c).

1.24 “Patents” shall have the meaning ascribed to it in the License Agreement.

1.25 “Quality Agreement” means that certain Quality Agreement to be entered into by and between Santarus and Manufacturer within [***] days following the date of this Agreement, and as amended thereafter from time to time.

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1.26 “Raw Materials” has the meaning set forth in Section 7.1.

1.27 “Regulatory Approval” means, with respect to a particular jurisdiction, (a) any approvals, licenses, registrations, or authorizations necessary for the manufacture (where relevant), marketing and sale of the Finished Bulk Product or Finished Commercial Product in such nation or jurisdiction.

1.28 “Responsible Executive” means the President or the Chief Executive Officer of a Party, or his or her designated representative.

1.29 “Santarus Inventions” means inventions conceived of, discovered, developed, or reduced to practice during the Term solely by employees, agents or contractors of Santarus that relate solely to Finished Bulk Product or Finished Commercial Product

1.30 “Santarus Patent Rights” means Patent Rights that claim or cover Santarus Inventions.

1.31 “Specifications” means the specifications for the Finished Bulk Product together with applicable manufacturing protocols, testing methodologies and all applicable requirements set forth in regulatory filings made with, and as applicable approved by, the FDA (including INDs and NDAs) for the Finished Bulk Product, as may be set forth in the Quality Agreement or otherwise communicated in writing by Santarus to Supplier and/or Manufacturer.

1.32 “Supplier Inventions” means inventions conceived of, discovered, developed, or reduced to practice during the Term solely by employees, agents or contractors of Supplier or Manufacturer that relate to Finished Bulk Product or Finished Commercial Product.

1.33 “Supplier Manufacturing Responsibilities” has the meaning specified in Section 3.1 of this Agreement.

1.34 “Supplier Patent Rights” means Patent Rights that claim or cover Supplier Inventions.

1.35 “Term” has the meaning set forth in Section 11.1.

1.36 “Territory” means the United States of America and all of its territories and possessions, including Puerto Rico.

1.37 “Third Party” means any individual or entity other than Supplier, Manufacturer or Santarus or their respective Affiliates.

1.38 “Unit” means one (1) tablet of the Finished Bulk Product.

ARTICLE 2

SUPPLY, STORAGE, AND DELIVERY OF FINISHED BULK PRODUCT

2.1 Supply of Finished Bulk Product. During the Term, Supplier, through its Affiliate, Manufacturer, shall manufacture and supply, in accordance with the provisions of this

Agreement, the Specifications, cGMP and Applicable Laws, all quantities of the Finished Bulk Product ordered by Santarus pursuant to this Agreement. Supplier shall be responsible for and shall guaranty the performance of Manufacturer hereunder, and Supplier and Manufacturer shall be jointly and severally liable for any breaches of representations, warranties or covenants hereunder.

2.2 Exclusivity. During the Term, Santarus shall purchase its requirements of Finished Bulk Product exclusively from Supplier and Manufacturer, and Supplier and Manufacturer shall manufacture and supply Finished Bulk Product for commercialization in the Territory exclusively to Santarus.

2.3 Commercial Supply.

2.3.1 Supply Obligations. Supplier shall have Manufacturer manufacture and supply to Santarus, and Santarus agrees to purchase from Supplier, such quantities of Finished Bulk Product specified by Santarus in accordance with this Agreement at the Price (as defined in Article 6 below).

2.3.2 Forecasts.

(i) Santarus shall use commercially reasonable efforts to determine its estimated requirements for Finished Bulk Product from Supplier and shall deliver to Supplier a written, non-binding, rolling eighteen (18) month forecast, by month, of such estimated requirements (the “Forecast”). Santarus shall, in accordance with the terms of this Agreement, update and revise the Forecast on a monthly basis. Santarus shall provide each updated Forecast not less than [***] days prior to the beginning of the next month. The first three (3) months of the Forecast shall be binding on Santarus and cannot be amended by greater than [***] as compared to the prior Forecast without the prior written consent of Supplier. Supplier shall use the Forecast for planning purposes and make available the production capacity and associated testing and release capacity required to manufacture and supply the forecasted quantities of Finished Bulk Product. Notwithstanding the foregoing, the Parties shall reasonably cooperate during the [***] period prior to and following initial launch of the Finished Commercial Product to provide additional flexibility for increases or decreases in Firm Purchase Orders.

2.3.3 Firm Purchase Orders. Santarus shall submit to Supplier a firm, written purchase order (the “Firm Purchase Order”) for the purchase of Finished Bulk Product at least [***] days prior to the specified delivery date, which order shall be consistent with the binding portion of the Forecast, unless otherwise agreed by the Parties. Santarus shall submit Firm Purchase Orders on a monthly basis. Each Firm Purchase Order shall specify the quantities of Finished Bulk Product ordered, the requested delivery date or dates, the delivery address(es) and any applicable shipping information. Supplier shall cause Manufacturer to manufacture and supply the Finished Bulk Product in the quantities and by the delivery dates set forth in the applicable Firm Purchase Order.

2.3.4 Firm Purchase Order Amendments. Santarus may amend a Firm Purchase Order by submitting an amended Firm Purchase Order, as follows: (i) at least [***] days before the originally scheduled delivery date specified in the Firm Purchase Order, Santarus may amend

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the Firm Purchase Order to delay the delivery date to a date within [***] days of the originally scheduled delivery date; or (ii) at least [***] days before the originally scheduled delivery date specified in the Firm Purchase Order, Santarus may increase or decrease the quantity of Finished Bulk Product ordered and/or accelerate or delay the delivery date to a date within [***] days of the originally scheduled delivery date, subject to all commercially reasonable efforts of Supplier and Manufacturer to meet these amended Firm Purchase Orders.

2.4 Shipping and Delivery of Finished Bulk Product. All deliveries of Finished Bulk Product shall be made to Santarus EXW Manufacturer’s Facility (Incoterms 2010). Supplier shall introduce to Santarus an Italian specialized organization who will, as agent for Santarus, (i) arrange for shipping and insurance so that the Finished Bulk Product will be delivered to the delivery address on the delivery date set forth in the applicable Firm Purchase Order, at Santarus’ expense, and (ii) obtain any necessary import licenses, certificates of origin or other requisite documents, and pay all applicable customs, duties and taxes in respect of the importation of the Finished Bulk Products into the Territory and their sale in the Territory. Santarus may select the freight carrier used by Supplier or Manufacturer to ship Finished Bulk Product and may monitor Supplier’s and Manufacturer’s shipping and freight practices as they pertain to this Agreement. Finished Bulk Product shall be transported in accordance with the Specifications, cGMP and Applicable Laws. Supplier shall notify Santarus in writing at the time of shipment as to the quantity of Finished Bulk Product shipped, the identity of the carrier and the anticipated delivery date. If any order is delayed and is not likely to be delivered on time, Supplier shall immediately notify Santarus and Santarus may direct Supplier to ship such order by expedited means of transportation as designated by Santarus. To the extent that any such delay is due to any action or failure to act of Supplier or Manufacturer or otherwise due to matters within Supplier’s or Manufacturer’s control, Supplier shall bear the expense of any difference in cost for the expedited means of transportation.

2.5 Title and Risk of Loss. Supplier shall make the Finished Bulk Product available to the carrier selected by Santarus at Manufacturer’s Facility unless otherwise mutually agreed in writing. Such title as Supplier or Manufacturer has in Finished Bulk Product and risk of loss or of damage to Finished Bulk Product shall remain with Supplier or Manufacturer until Finished Bulk Product are loaded onto the carrier’s vehicle by Supplier or Manufacturer for shipment at Supplier’s or Manufacturer’s shipping point at which time title and risk of loss or damage shall transfer to Santarus. Except as expressly provided otherwise in this Agreement, Santarus shall be responsible for all charges associated with shipping of Finished Bulk Product.

2.6 Invoices. Supplier shall invoice Santarus on the date of shipment of the Finished Bulk Product for the Base Supply Price, in accordance with the provisions of Article 6 hereof.

2.7 Documentation and Customs. Upon completion of manufacturing and testing of Finished Bulk Product pursuant to each Firm Purchase Order, Supplier shall deliver or have Manufacturer deliver to Santarus by electronic means all requested quality documentation for such Finished Bulk Product manufactured pursuant to such Firm Purchase Order as specified in the Quality Agreement, including without limitation, the Certificates of Compliance in respect of such Firm Purchase Order and, if requested by Santarus, completed batch production records (collectively, the “Pre-shipping Documentation”). Supplier acknowledges and agrees that Santarus shall be responsible, at all times, for the final release of the Finished Bulk Product and

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accordingly, neither Supplier nor Manufacturer shall ship any Finished Bulk Product until Santarus has notified Supplier or Manufacturer in writing that it has completed its final release. Concurrent with the shipment of each Firm Purchase Order of Finished Bulk Product, the Agent/Carrier shall deliver to Santarus the customs documentation corresponding to such shipment and such other documentation and information as may be necessary or desirable for complying with import, export, and customs laws, regulations and like requirements, as applicable. All Finished Bulk Product, including its packaging, shall meet all applicable export and customs laws, regulations and like requirements of the country where Manufacturer has its seat and, in respect of the United States, shall be in accordance with the instructions of Santarus in respect of all applicable import and customs laws, regulations and like requirements for the United States.

2.8 Late Delivery/Shortages and Overages. If a shipment of Finished Bulk Product ordered by Santarus under this Agreement has not been delivered at the shipping point within [***] Business Days after the scheduled delivery date (any delivery that is more than [***] Business Days after the scheduled delivery date stated on the corresponding Firm Purchase Order is hereinafter referred to as a “Late Shipment”), or if the shipment received by Santarus contains less than [***] of the quantity specified in the corresponding Firm Purchase Order (a “Short Shipment”), Santarus shall notify Supplier promptly upon such discovery and, in any event, not later than [***] days after receipt of, or failure to receive, such ordered Finished Bulk Product. Supplier shall, and shall cause Manufacturer to, use its best efforts to deliver the quantity of Finished Bulk Product it had failed to ship in the case of a Late Shipment or the quantity by which the shipment is short of the quantity ordered in the case of a Short Shipment, as soon as possible after notification of such shortage, by expedited means of transportation at Supplier’s expense in respect of any difference in cost for such expedited means of transportation relative to regular delivery costs. If any shipment contains more than the quantity ordered, Santarus may elect either to: (a) return to Supplier, at Supplier’s expense, the excess of the quantity ordered, or (b) accept any excess quantity ordered and reserve the right to deduct such excess from future orders. Santarus shall have no obligation to receive any quantity of Finished Bulk Product in excess of that ordered. In the event of a Raw Material shortage or shortage due to manufacturing outages or shortfalls, Supplier will, and will cause Manufacturer to, provide equitable share of such Raw Material to Santarus as a percentage of firm orders received.

2.9 Key Performance Indicators.

2.9.1 For each quarterly period during the Term, Supplier shall cause Manufacturer to meet or exceed the written key performance indicators established in good faith by Supplier and Santarus for such quarterly period (collectively, as established with respect to the applicable quarterly period, the “KPIs”). The KPIs shall be mutually agreed to from time to time by the Parties and the Parties shall review such KPIs at each quarterly review meeting contemplated by Section 2.11 with the intention of amending, if necessary, the KPIs in respect of the forthcoming quarterly period.

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2.9.2 In the event that Supplier or Manufacturer fails to meet one or more of the KPIs at any time during the term of this Agreement, then Supplier and Santarus shall work diligently to address such failure including, without limitation, the following:

(i) Manufacturer’s Qualified Person and the Senior Director of Contract Manufacturing of Santarus (or such other individual designated by Santarus) shall discuss within [***] days of the determination of the failure in order to establish a procedure to address the problem (the “Remediation Plan”). If such discussion does not occur within such [***] days or if there is no agreement as to the Remediation Plan (a “Stage 1 Failure”), then clause (ii) shall apply;

(ii) Manufacturer’s Qualified Person and Santarus’ Senior Vice President, Product Development and Manufacturing will discuss within [***] days of the Stage 1 Failure in order to establish a Remediation Plan. If such discussion does not occur within such [***] days or if there is no agreement as to the Remediation Plan (a “Stage 2 Failure”), then clause (iii) shall apply; and

(iii) Supplier’s Responsible Executive and Santarus’ Responsible Executive shall discuss within [***] days of the Stage 2 Failure in order to establish a Remediation Plan.

If the Remediation Plan is either not mutually agreed upon or is not implemented satisfactorily, then the Parties may pursue additional dispute resolution and recourse in accordance with Article 13. The Parties may mutually agree to extend any of the time periods referenced in this Section 2.9.

2.9.3 Notwithstanding anything to the contrary in this Section 2.9, Supplier shall not be responsible for the failure to achieve the KPIs to the extent caused by any of the following events:

(i) Santarus’ failure to deliver Forecasts in accordance with Section 2.3.2;

(ii) Santarus’ failure to timely deliver amended Specifications in the event that the Specifications are amended pursuant to Section 3.6.1 or 3.6.2;

(iii) Santarus’ failure to deliver the Firm Purchase Orders in accordance with Sections 2.3.3 and 2.3.4; or

(iv) Santarus’ failure to timely complete the final release of the Finished Bulk Product in the absence of any production or quality issues.

2.10 Storage of Finished Bulk Product. Until Finished Bulk Product is shipped, Supplier shall have Manufacturer store all Finished Bulk Product identifiably distinct from any other raw material and finished or filled product stocks and shall comply with all storage requirements set forth in the Specifications. Supplier shall assume responsibility for any loss or damage to such Finished Bulk Product while stored by Supplier or Manufacturer.

2.11 Cooperation and Quarterly Review. Each Party shall forthwith upon execution of this Agreement designate those of its employees to be part of the team responsible for

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managing the relationship between the Parties (the “Relationship Team”). The Relationship Team from each Party shall meet in person or by telephone or video conference not less than quarterly to review the current status of the manufacturing relationship (including performance against the KPIs as well as any additional manufacturing performance indicators established by the Parties) and address any issues that have arisen.

2.12 Protection in the event of failure to supply. Supplier and Manufacturer shall consult with and keep Santarus reasonably informed concerning any potential inability to supply and related remediation and back-up supply activities. Supplier shall store in a location different from that of Manufacturer and compliant with all storage requirements set forth in the Specifications a quantity of Finished Bulk Products capable to cover not less than [***] months of supply requirements according to the most recent Forecast. All expenses related to such storage, including transportation to and from the Facility, shall be borne by Supplier. In the event of a failure to supply whose effects may extend over a [***] months or greater time frame in the reasonable judgment of Supplier and Santarus, Supplier shall: a) select a second manufacturer (“Back-Up Manufacturer”) and ensure that such Back-Up Manufacturer has all necessary Regulatory Approvals to fulfill the obligations of Supplier and Manufacturer hereunder; b) transfer to Back-Up Manufacturer all information and technology required to manufacture Finished Bulk Products; and c) have Back-Up Manufacturer be ready to manufacture the Finished Bulk Products at the terms and conditions set forth by this Agreement in such a time frame to avoid any Finished Bulk Products shortage. All expenses related to the selection of the Back-Up Manufacturer, the information and technology transfer and the set-up of supply, and obtaining regulatory approvals therefor, shall be borne by Supplier. Supplier retains the right to transfer the manufacture of Finished Bulk Products back to Manufacturer as soon as it is able to resume manufacturing. Should Supplier or any of its Affiliates set-up a back-up facility for the purpose of manufacturing Finished Bulk Products, Supplier shall be entitled to transfer to such back-up facility a reasonable part of the supply at its own cost and expenses, subject to obtaining all necessary Regulatory Approvals therefor. Santarus shall provide reasonable assistance to Supplier in connection with ensuring that appropriate Regulatory Approvals for the activities hereunder are obtained and maintained.

ARTICLE 3

STANDARDS OF MANUFACTURE

3.1 Finished Bulk Product. Supplier hereby covenants on behalf of itself and Manufacturer that all Finished Bulk Product manufactured and supplied to Santarus under this Agreement: (a) shall have been manufactured, packaged, tested and stored in compliance with the Specifications, cGMP, Applicable Laws and the terms and conditions of this Agreement and the Quality Agreement; (b) shall not be adulterated, or misbranded within the meaning of the FFDCA or other Applicable Laws as of the time that the Finished Bulk Product is delivered to the carrier at Supplier’s or Manufacturer’s shipping point; and (c) shall be shipped not more than [***] months from the start of its manufacture, as defined as issuance of API into the process. The foregoing obligations are referred to in this Agreement as the “Supplier Manufacturing Responsibilities.”

3.2 Manufacturing Facility. Supplier will have Manufacturer manufacture Finished Bulk Product at the Facility. Supplier shall not, either itself or through Manufacturer or any

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other Affiliate, manufacture any Finished Bulk Product in any other facility without first obtaining all necessary or appropriate Regulatory Approvals and Santarus’ prior written consent, such consent not to be unreasonably withheld.

3.3 Testing and Release by Supplier. Prior to shipping (or temporarily storing, if requested by Santarus) any order, Supplier shall have Manufacturer test each batch of Finished Bulk Product manufactured under this Agreement, and Raw Materials used for such batch, for conformity with the Specifications (“Supplier Release Testing”). Supplier shall have Manufacturer conduct all such Supplier Release Testing in accordance with the procedures and using the analytical testing methodologies set forth in the Specifications and the Quality Agreement. Santarus shall be responsible, at all times, for the final release of the Finished Bulk Product, and neither Supplier nor Manufacturer shall ship any Finished Bulk Product until Santarus has completed its release. Supplier shall have Manufacturer retain sufficient quantities of all shipped Finished Bulk Product and Raw Materials to perform at least full duplicate quality control testing. Retained repository samples of all shipped Finished Bulk Product and Raw Materials shall be maintained in a suitable storage facility until [***] after expiry of the Finished Bulk Product lot in which the material was used or such longer period as may be required by Applicable Laws. If materials are used in several lots of Finished Bulk Product, retained repository samples shall be maintained as set forth above until [***] after expiry of the last Finished Bulk Product lot in which such material was incorporated, or such longer period as may be required by Applicable Laws. All such samples shall be available for inspection and testing by Santarus at reasonable intervals upon reasonable notice.

3.4 Stability Studies. As part of its manufacturing obligations, Supplier shall have Manufacturer conduct stability studies on each of the Finished Commercial Products according to the Specifications therefore, at Supplier’s expense and at no additional charge to Santarus, as required by the FDA or Government Authorities as advised by Santarus or as requested by Santarus, and in any case on at least one batch of Finished Commercial Product from the Facility at least [***] per [***] or more frequently as may be specified in the Quality Agreement. Supplier shall provide to Santarus a report of all results and data obtained from such stability studies annually or more frequently as may be specified in the Quality Agreement.

3.5 Acceptance Procedures.

3.5.1 Finished Bulk Product Claims. Santarus has the right to reject any portion of any shipment of Finished Bulk Product that deviates from the Supplier Manufacturing Responsibilities, without invalidating any remainder of such shipment. Santarus or its agent shall visually inspect the Finished Bulk Product manufactured by Supplier and Manufacturer upon receipt thereof and shall give Supplier written notice (a “Deficiency Notice”) of all claims for Finished Bulk Product that deviate from the Supplier Manufacturing Responsibilities within [***] days after Santarus’ receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt by visual inspection of the Finished Bulk Product, including those requiring laboratory analysis, within [***] days after discovery thereof by Santarus). Should Santarus fail to provide Supplier with the Deficiency Notice within the applicable [***]–day period, then the delivery shall be deemed to have been accepted by Santarus on the [***] day after delivery or discovery, as applicable.

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3.5.2 Determination of Deficiency. Upon receipt of a Deficiency Notice, Supplier shall have [***] days to advise Santarus by notice in writing that it disagrees with the contents of such Deficiency Notice. If Santarus and Supplier fail to agree within [***] days after Santarus’ receipt of Supplier’s notice as to whether any Finished Bulk Product identified in the Deficiency Notice deviates from the Supplier Manufacturing Responsibilities, then the Parties shall mutually select an independent laboratory to evaluate if the Finished Bulk Product deviates from the Supplier Manufacturing Responsibilities. No product testing outside of the approved methods and procedures identified in the Quality Agreement or product NDA shall be performed by the Supplier, Manufacturer or any Third Party test laboratory without concurrence by both Parties. Such evaluation shall be binding on the Parties, and if such evaluation certifies that any Finished Bulk Product deviates from the Supplier Manufacturing Responsibilities, Santarus may reject such Finished Bulk Product in the manner contemplated in this Section 3.5. If such evaluation does not so certify in respect of any such Finished Bulk Product, then Santarus shall be deemed to have accepted delivery of such Finished Bulk Product on the [***] day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt by visual inspection of the Finished Bulk Product, including those requiring laboratory analysis, on the [***] day after discovery thereof by Santarus). The expenses of such testing shall be borne by Supplier if the non-conformity with the Supplier Manufacturing Responsibilities is confirmed, and otherwise by Santarus. The Parties mutually agree that they shall resolve all determinations of deficiencies as quickly as possible, and in any event, within [***] days of a Deficiency Notice.

3.5.3 Supplier Responsibility. In the event Santarus rejects Finished Bulk Product in accordance with this Section 3.5 and the rejected Finished Bulk Product is determined not to conform to the Supplier Manufacturing Responsibilities, Supplier shall promptly, at Santarus’ election, either: (i) refund the invoice price for such defective Finished Bulk Product; (ii) offset such amount against other amounts due to Supplier hereunder; or (iii) replace such Finished Bulk Product with conforming Finished Bulk Product as soon as reasonably possible without Santarus being liable for payment therefor. Nothing in this Section 3.5.3 shall be construed to limit the rights and remedies available to Santarus at law or in equity.

3.6 Specification Amendments.

3.6.1 Cooperation. The Parties shall cooperate with each other to amend or supplement the Specifications to the extent necessary to comply with changes in cGMP, Applicable Laws or other requirements of Government Authorities. If an amendment to the Specifications requires FDA approval and/or the approval of another Government Authority, neither Supplier nor Manufacturer shall implement such change unless and until the necessary approval has been obtained by Santarus in writing. In no event shall Supplier implement or have Manufacturer implement any other modification or addition to the Specifications, including without limitation, changes in Raw Materials, equipment or methods of production or testing for the Finished Bulk Product, without the prior written consent of Santarus, which consent may be withheld in Santarus’ sole and absolute discretion.

3.6.2 Santarus’ Request for Change. Santarus shall have the right to amend the Specifications from time to time.

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3.6.3 Supplier’s Request for Change. If Supplier wishes to make any change to the Specifications, Supplier shall notify Santarus, and such notice shall describe the proposed change and the impact of such change on the manufacturing process, including details of any changes in manufacturing costs. Santarus may accept or reject, in its sole and absolute discretion, any such change proposed by Supplier.

3.6.4 Cost. For clarity, Supplier shall bear all manufacturing and supply related costs associated with amending, supplementing, or changing the Specifications.

3.7 Records. Supplier shall have Manufacturer maintain all records necessary to comply with cGMP and Applicable Laws relating to the manufacture, packaging, testing, storage and shipment of Finished Bulk Product. All such records shall be maintained for such period as may be required by Applicable Laws; provided, however, that all records relating to the manufacture, stability and quality control of each batch of Finished Bulk Product shall be retained until the Parties agree in writing to dispose of such records.

3.8 Audit. Upon reasonable prior notice and at reasonable intervals no more than once per year, Supplier shall allow Santarus and its representatives to inspect Supplier’s and Manufacturer’s books and records relating to the manufacture of the Finished Bulk Product and permit Santarus to access any Facility for the purposes of (a) making quality assurance audits of the facilities and of the procedures and processes used by Supplier or Manufacturer in manufacturing, packaging, testing, storing and shipping Finished Bulk Product, and (b) confirming Supplier’s and Manufacturer’s compliance with this Agreement, provided that a Supplier representative is present during any such inspection. Santarus, or its representative(s), shall conduct such audit during normal business hours at a time on which the Parties have mutually agreed, and in such a manner that does not unreasonably interfere with Supplier’s or Manufacturer’s normal business activities.

ARTICLE 4

REGULATORY MATTERS AND QUALITY CONTROL

4.1 Compliance by Supplier. Supplier shall remain in compliance, and shall have Manufacturer remain in compliance, with all Applicable Laws, including cGMP, at all times during the Term and, without limiting the generality of the foregoing, maintain a quality control program consistent with cGMP as required by the FDA and any other applicable Government Authorities.

4.2 Santarus’ Regulatory Responsibility. Santarus shall be responsible for obtaining and maintaining the NDA for the Finished Commercial Product. Supplier will, or will cause Manufacturer to, supply to Santarus from time to time, all such data relating to the Finished Bulk Product and/or Finished Commercial Product, including release test results, complaint test results, all investigations (in manufacturing, testing and storage), and the like, that Santarus reasonably requires in order to complete any regulatory filing or approval, including any annual product review report that Santarus is required to file with the FDA and as provided in the Quality Agreement. At Santarus’ request Supplier or Manufacturer will prepare annual product review reports (as further specified in the Quality Agreement) on behalf of Santarus and in accordance with Santarus’ instructions.

4.3 Manufacturing Process. If any process event or deviation occurs during the manufacturing of any Finished Bulk Product, which event is likely to affect the safety, efficacy or regulatory status of the Finished Bulk Product or Finished Commercial Product, then Supplier shall promptly notify Santarus in writing no later than [***] hours after first discovery by Supplier or Manufacturer. Supplier shall also report or have Manufacturer report to Santarus in writing any other atypical process event or deviation that even though, it may not be perceived to affect the safety, efficacy or regulatory status of the Finished Bulk Product or Finished Commercial Product, Santarus can assess the potential affect it may have on the cGMP compliance or releasability of the product, Further, Supplier shall, or shall cause Manufacturer to, fully and appropriately investigate and report to Santarus on all complaints and notices of quality issues concerning the Finished Bulk Product or Finished Commercial Product from the FDA or any other Government Authority of which Santarus shall have given Supplier notice. Santarus and Supplier shall consult with each other as to the disposition of all affected batches of such Finished Bulk Product or Finished Commercial Product. No API or Finished Bulk Product may be reprocessed without the prior written consent of Santarus.

4.4 Communications. Each Party may communicate with the FDA or any other Government Authority regarding the Finished Bulk Product if such communication is necessary to comply with the terms of this Agreement or the requirements of any Applicable Law, governmental order or regulation; provided, however, in the event such requirement applies to Supplier or Manufacturer, Supplier shall notify Santarus in writing of the requirement and pending communication and, unless there is a legal prohibition against doing so, Supplier shall permit Santarus to accompany Supplier and Manufacturer and take part in any communications with the FDA or any other Government Authority, and to receive copies of all such communications to and from the FDA or any other Government Authority.

4.5 Government Inspection.

4.5.1 Supplier shall make or have Manufacturer make its internal practices, books and records relating to its manufacture of the Finished Bulk Product available and allow or have Manufacturer allow access to all facilities used for manufacturing the Finished Bulk Product to the FDA and any other Government Authority having jurisdiction over the manufacture of the Finished Bulk Product or Finished Commercial Product for the purposes of determining Supplier’s and Manufacturer’s compliance with cGMP and Applicable Laws.

4.5.2 Supplier agrees to advise or have Manufacturer advise Santarus by telephone and/or facsimile and/or e-mail immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within [***] hours after any unannounced visit or inspection, by the FDA or any other Government Authority relating to the Finished Bulk Product. Supplier shall provide Santarus with a reasonable description in writing of each such visit or inspection promptly (but in no event later than [***] days) thereafter, and with copies of any letters, reports or other documents (including form 483’s) issued by any such authorities that relate to the Finished Bulk Product. Santarus may review Supplier’s and Manufacturer’s responses to any such reports and communications prior to Supplier or Manufacturer submitting any response to the FDA, or any Government Authority, and Santarus’ comments and suggestions shall, in Supplier’s reasonable discretion, be incorporated into such response. In no event shall Supplier or Manufacturer commit to any changes to the manufacturing process, equipment, tests and/or specifications concerning the Finished Bulk Product, without Santarus’ prior approval.

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4.5.3 If the FDA or any other Government Authority conducts an inspection of the Facility in circumstances that are not related to the manufacturing of the Finished Product (as contemplated by subsection 4.5.2 above) and issues a 483 observation, inspection report or other formal or informal document in respect of such inspection which questions Supplier’s or Manufacturer’s compliance with cGMP standards relating to operations at the Facility which otherwise could have an adverse impact on the Finished Bulk Product or Finished Commercial Product then Supplier shall notify Santarus promptly (but in no event later than [***] days) after Supplier or Manufacturer first receives a written copy of such observation, report or document.

4.5.4 Supplier and Manufacturer shall keep Santarus informed of (i) the remediation plan Supplier or Manufacturer adopts to alleviate any concerns raised by the FDA or any other Government Authority contemplated by Sections 4.5.2 or 4.5.3, (ii) progress in implementing the remediation plan and (iii) the formal responses of the FDA or other Government Authority to such remediation plan and its implementation.

4.6 Environmental and Other Laws and Regulations. In carrying out its obligations under this Agreement, Supplier shall comply and have Manufacturer comply with all applicable environmental and health and safety laws (current or as amended or added), and shall be solely responsible for determining how to comply with same in carrying out these obligations.

4.7 Facility Permits and Licenses. Supplier shall obtain and maintain and shall have Manufacturer obtain and maintain all necessary licenses, permits and governmental approvals (except for product-related Regulatory Approvals such as NDA’s) required to perform its manufacturing and supply services hereunder, including licensure and permitting of its manufacturing facilities by the FDA and other Government Authorities.

4.8 End-User Inquiries and Complaints. Subject to Supplier’s and Manufacturer’s obligation to report certain information on a more expedited basis in respect of Adverse Experiences as described in Section 5.1 below, Supplier shall notify and refer to Santarus, within [***] Business Days after receipt, all communications from end-users of the Finished Commercial Product, including without limitation, inquiries regarding the Finished Commercial Product and its uses, and complaints, comments and suggestions regarding the Finished Commercial Product and its effects on users. Santarus shall have the sole right to respond to all such communications and Supplier and Manufacturer shall provide to Santarus reasonable cooperation and assistance in effecting such responses.

4.9 Quality Agreement. The Parties shall enter into the Quality Agreement within [***] days following the execution of this Agreement.

ARTICLE 5

ADVERSE EVENTS; RECALL

5.1 Adverse Experience Reporting. Supplier shall notify or shall have Manufacturer notify Santarus promptly and not later than [***] hours after Supplier or Manufacturer first becomes aware of (a) any information concerning any potentially serious or

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unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence or other adverse experience (an “Adverse Experience”) and the severity thereof associated with the use of the Finished Commercial Product, whether or not determined to be attributable to the Finished Bulk Product; or (b) any information regarding any pending or threatened action which may affect the safety or efficacy claims of the Finished Commercial Product or the continued marketing of the Finished Commercial Product in any nation or jurisdiction. Further and without limiting the foregoing, Supplier shall have Manufacturer notify Santarus by telephone and facsimile within [***] hours after Supplier or Manufacturer first becomes aware of any serious Adverse Experience that gives cause for concern or is unexpected or that is fatal, life-threatening (as it occurred), permanently disabling, requires (or prolongs) inpatient hospitalization, represents a significant hazard, or is a cancer or a congenital anomaly or represents an overdose, or any other circumstance that might necessitate a recall, expedited notification of FDA or any other relevant Government Authorities or a significant change in the label of the Finished Commercial Product, including, without limitation, information concerning any incident that causes Finished Commercial Product or its labeling to be mistaken for or, applied to, another product, information concerning any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Finished Bulk Product, or any failure of one or more batches of Finished Bulk Product shipped to Santarus to meet Specifications or to conform with Applicable Laws, and any deviation from the specified environmental conditions for shipping or storage of the Finished Bulk Product. To the extent that Santarus becomes aware of any Adverse Experience that appears to be related to the manufacture of Finished Bulk Product, Santarus shall notify Supplier promptly and not later than [***] hours after Santarus becomes aware of such Adverse Experience. In connection with any such Adverse Experience, each Party shall make such reports as are necessary to comply with Applicable Laws, at its sole expense. Further, in the event a Party (or its Affiliates) receives a communication or directive from a Government Authority commencing or threatening seizure of Finished Commercial Product, or other removal from the market of Finished Commercial Product, such Party shall transmit such information to the other Party within twenty-four (24) hours of receipt.

5.2 Notification and Recall. The handling of recalls and withdrawals of Finished Commercial Product shall be within the sole discretion of Santarus (as the NDA holder), unless otherwise required by Applicable Laws. If any Government Authority issues or requests a recall or takes similar action in connection with Finished Commercial Product, or if Santarus determines that an event, incident or circumstance has occurred which may reasonably result in the need for a recall or market withdrawal (collectively, “Recalls”), Santarus shall, within [***] hours, advise Supplier thereof by telephone or facsimile or e-mail, after which the Parties shall promptly discuss and work together to effect an appropriate course of action. If Supplier or Manufacturer anticipates that a Recall may be necessary, Supplier shall notify and consult with Santarus as soon as it has notice of the reasons for the Recall, such notification to be given within [***] hours. Notification to FDA (or such other Government Authority) and conducting such Recall shall be the responsibility of Santarus. Supplier and Manufacturer shall cooperate fully with Santarus in the event of any such Recall of any affected Finished Commercial Product.

5.3 Recall Expense. Supplier shall bear the full and reasonable expenses of both Parties and Manufacturer incurred in any Recall to the extent resulting from a failure of Supplier, Manufacturer or their respective suppliers or subcontractors to manufacture the Finished Bulk Product or the Raw Materials (including the API) in accordance with the Supplier Manufacturing

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Responsibilities, and in all other circumstances Santarus shall bear the full and reasonable expenses of both Parties incurred in any Recall; provided, however, that neither Supplier nor Manufacturer shall incur any material expenditures without the prior written consent of Santarus. Such expenses of Recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Finished Commercial Product, distribution of replacement product and all sums paid by Third Parties for the recalled Finished Commercial Product. Without limiting the foregoing, to the extent any Recall is caused by Supplier or Manufacturer breach of any representation, warranty or covenant of this Agreement, Supplier and Manufacturer shall be liable for and shall indemnify Santarus against all reasonable costs incurred by Santarus in implementing such Recall, and further, at Santarus’ election, Supplier and Manufacturer shall reimburse Santarus for its packaging costs incurred with regard to the Finished Commercial Product and either (i) replace the volume of recalled Finished Bulk Product as soon as reasonable practicable, but in no event later than [***] days after the date of the Recall, or (ii) reimburse Santarus in an amount equal to the amount paid by Santarus for the recalled Finished Bulk Product, together with all out-of-pocket expenses related thereto. Nothing in this Section 5.3 shall be construed to limit the rights and remedies available to Santarus at law or in equity.

ARTICLE 6

COMPENSATION; PAYMENT

6.1 Price of Finished Bulk Product. Santarus shall pay the Base Supply Price and the Additional Supply Price (each as defined below, and collectively referred to herein as the “Price”) for the Finished Bulk Product, which Price shall constitute payment in full for such Finished Bulk Product and shall include the cost of all Raw Materials.

6.1.1 Base Supply Price. Santarus shall pay Supplier a base supply price equal to [***] per Unit (the “Base Supply Price”) within [***] days following receipt of the invoices issued pursuant to Section 2.6.

6.1.2 Additional Supply Price. Santarus shall pay Supplier an additional supply price (the “Additional Supply Price”) equal to (a) ten percent (10%) of Net Sales in the Territory during each quarterly period during the Term, less (b) the Base Supply Price times the number of Units sold during the same quarterly period. The Additional Supply Price shall be payable in accordance with the terms of Section 4 of the License Agreement.

6.2 Pre-Launch Shipments. To assist Santarus with preparing for initial commercial launch of the Finished Commercial Product, Supplier agrees to cause Manufacturer to ship to Santarus [***] lots (approximately [***] Units) of Finished Bulk Product for delivery in [***] (the “Pre-Launch Materials”). Notwithstanding Section 6.1 above, Santarus shall not be obligated to pay the Price for such Pre-Launch Materials [***]. [***] it shall pay the Price for such Pre-Launch Materials in accordance with Article 6 hereof. [***] Santarus shall be entitled to return the Pre-Launch Materials to Supplier (with Supplier taking title to such Pre-Launch Materials at the time the materials are loaded onto the carrier’s vehicle by Santarus (or its designee) for shipment at Santarus’ (or its designee’s) shipping point, and Santarus shall be responsible for only the shipping charges associated therewith).

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6.3 Invoicing. Supplier shall send all invoices by email or facsimile to the email address or facsimile number of the accounts payable personnel designated by Santarus from time to time. Supplier’s invoice shall reference the Firm Purchase Order number, product item code, quantity ordered, quantity shipped, requested delivery date, lot release date and be sent to the “Bill to” address of Santarus specified on the Firm Purchase Order, and Supplier’s packing list must reference the Firm Purchase Order number and be sent to the applicable “Ship to” address on the Firm Purchase Order.

6.4 Form of Payment. Each Party shall make all payments due the other Party under this Agreement in U.S. Dollars by wire transfer of immediately available funds to such account notified by the receiving Party from time to time to the other Party in writing.

6.5 Taxes. Santarus shall withhold from any payment to Supplier under this Agreement any taxes required to be withheld by Santarus under Applicable Laws. Upon request, Santarus shall provide Supplier with authority for the withholding obligation, documentation of such withholding and payment in a manner that is satisfactory for purposes of such taxing authority. Any withholdings paid when due hereunder shall be for the account of Supplier. The Parties acknowledge that Supplier will not be assessing value added tax (or VAT) on Santarus invoices.

6.6 Disputed Invoices. In the event that Santarus disputes any amounts under any invoice for Finished Bulk Product supplied by Supplier, such dispute shall be resolved in accordance with Section 3.5 (with respect to non-conformance of Finished Bulk Product) or otherwise under Article 13. Pending resolution of such dispute, Santarus shall be obligated to pay any amounts under such invoice that are not in dispute. Upon resolution of any such dispute in favor of Supplier, Santarus shall pay all remaining amounts owing under such invoice within the later of [***] Business Days after such resolution or [***] days after the date of receipt of such invoice.

6.7 Packaging Start-Up and Ongoing Costs. Supplier shall reimburse Santarus within [***] days following receipt of invoice for all fees and expenses charged by Santarus’ third party packager and incurred by Santarus in connection with the set-up, initiation and validation of the packaging process for, as well as ongoing packaging of, the Finished Commercial Product, which includes but is not limited to equipment tooling, change parts, packaging materials and labels, qualification, validation, and associated third party fees. Santarus will keep Supplier reasonably informed, upon request, concerning its packaging activities. Notwithstanding the generality of the foregoing, Supplier agrees to cause Manufacturer to ship [***] Units to Santarus (or its designee), free of charge and for delivery in [***], for use in packaging qualification activities.

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ARTICLE 7

RAW MATERIALS

7.1 Purchase of Finished Bulk Product Raw Materials. Supplier shall, or shall cause Manufacturer to, purchase, at its cost and expense, all raw materials and other ingredients, including API, excipients and components for the manufacture and shipment of the Finished Bulk Product (collectively, “Raw Materials”).

7.2 Storage of API and Raw Materials. Supplier shall have Manufacturer receive and store the API and Raw Materials at Supplier’s storage facility at the Facility with due care and attention to the requirements set forth in the Quality Agreement and in accordance with cGMP and Applicable Laws so as to protect such materials from loss or damage. Supplier will, or will cause Manufacturer to, track API usage with inventory levels being visible to Santarus.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality; Exceptions. The Parties agree that, for the Term and for [***] years thereafter (other than for trade secrets, for which the confidentiality obligations set forth herein shall last as long as trade secret law shall allow), all non-public, proprietary or “confidential” disclosures, know-how, data, and technical, financial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation, by electronic means) or through observation, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder, including, without limitation, the terms of this Agreement, shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly contemplated by this Agreement, and shall not be disclosed to any Third Party (including, without limitation, in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, Santarus may disclose on a need-to-know basis the existence of this Agreement and the terms hereof to any bona fide potential acquirers, corporate partners, investors or financial advisors. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party.

8.2 Exceptions. The provisions of this Article 8 shall not apply to any information of the Disclosing Party which can be shown by competent evidence by the Receiving Party:

8.2.1 To have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party;

8.2.2 To be or to have become readily available to the public other than through any act or omission of any Party in breach of any confidentiality obligations owed to the Disclosing Party;

8.2.3 To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

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8.2.4 To have been subsequently independently developed by the Receiving Party without use of or reference or access to the Disclosing Party’s Confidential Information.

8.3 Authorized Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information hereunder solely to the extent (a) approved by the Disclosing Party; or (b) the Receiving Party is legally required to disclose such Confidential Information, provided, however, that prior to any such required disclosure, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article) and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

8.4 Return of Confidential Information. The Receiving Party shall keep the Disclosing Party’s Confidential Information in appropriately secure locations. Upon the expiration or termination of this Agreement, the Receiving Party shall destroy or return to the Disclosing Party, at the Disclosing Party’s written request, all Confidential Information belonging to the Disclosing Party possessed by the Receiving Party, or its officers, directors, employees, agents and consultants; provided however that a Receiving Party may retain one (1) copy of the Disclosing Party’s Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 8.4.

8.5 Equitable Relief. The Receiving Party agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information of the Disclosing Party may cause irreparable harm and significant injury to the Disclosing Party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement. The Receiving Party shall notify the Disclosing Party in writing immediately upon the Receiving Party’s becoming aware of any such breach or threatened breach.

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1 Ownership of Patent Rights. Supplier shall solely own Supplier Patent Rights. Santarus shall solely own Santarus Patent Rights. Supplier and Santarus shall jointly own Joint Patent Rights.

9.2 Rights of Santarus under Supplier Patent Rights and Joint Patent Rights. Supplier Patent Rights shall be deemed Patents under the License Agreement. Joint Patent Rights shall be deemed Patents under the License Agreement with respect to Supplier’s interest in such Joint Patent Rights; provided, however, that such Joint Patent Rights shall be deemed not to contain a Valid Claim for the purposes of Section 1.22 of the License Agreement.

9.3 Santarus Patent Rights. Santarus shall have the sole right, but shall not be obligated to, file, prosecute, maintain, and enforce Santarus Patent Rights at its sole discretion and expense. Santarus Patent Rights shall be deemed not to contain a Valid Claim for the purposes of Section 1.22 of the License Agreement.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Representations and Warranties of the Parties. Each Party represents, warrants and covenants to the other Party that:

10.1.1 such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation;

10.1.2 such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder;

10.1.3 this Agreement has been duly executed and delivered by, and is a legal and valid obligation binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (a) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, without limitation, its certificate of incorporation or by-laws, and (b) does not violate Applicable Law or any judgment, injunction, order or decree of any Government Authority having jurisdiction over it; and

10.1.4 in connection with its performance under this Agreement, it shall comply with Applicable Laws.

10.2 Additional Representations, Warranties and Covenants of Supplier. In addition to representations and warranties set forth elsewhere in this Agreement, Supplier (on behalf of itself and Manufacturer) further represents, warrants to, and covenants with, Santarus that:

10.2.1 The Finished Bulk Product shall be manufactured and supplied in accordance with the Supplier Manufacturing Responsibilities.

10.2.2 At all times during the Term, all parts of the Facility that are associated with the testing and storage of the API and Raw Materials and the manufacturing, packaging, testing and storage of the Finished Bulk Product shall remain in compliance with all Applicable Laws, and all other parts of the Facility shall remain, in all material respects, in compliance with all Applicable Laws.

10.2.3 Supplier shall have Manufacturer obtain and maintain all necessary licenses, permits or approvals required by Applicable Laws in connection with the manufacture, packaging, testing and storage of the Finished Bulk Product, including, without limitation, permits related to manufacturing facilities.

10.2.4 Manufacturer’s manufacturing facilities are cGMP compliant, licensed and in good standing with the FDA and any other applicable Government Authority.

10.2.5 Supplier has disclosed to Santarus any and all form 483’s, warning letters or similar notices relating to Manufacturer’s Facility and import alerts for any other products manufactured in such Facility issued during the last five (5) years.

10.2.6 Title to all the Finished Bulk Product sold hereunder shall pass to Santarus free and clear of any security interest, lien or other encumbrance.

10.2.7 Throughout the Term, Supplier shall have Manufacturer maintain, sufficient facilities, resources, and a work force suitably qualified and trained to meet its obligations to supply the Finished Bulk Product to Santarus pursuant to this Agreement.

10.2.8 None of Supplier, Manufacturer its Affiliates, or any Third Party under its direction or control is: (a) currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented; (b) otherwise currently excluded from contracting with the federal government or (c) otherwise currently excluded, suspended, or debarred from any federal or state program. Supplier shall immediately notify Santarus if, at any time during the Term, Supplier, Manufacturer, its Affiliates, or any Third Party under its direction or control is convicted of an offense that would subject it or Santarus to exclusion, suspension, or debarment from any federal or state program in the Territory.

10.2.9 The manufacture of the Finished Bulk Product in accordance with this Agreement does not infringe any Third Party rights (including, without limitation, any intellectual property rights).

10.2.10 Neither Supplier nor Manufacturer is aware of any pending or threatened claims against Supplier or Manufacturer asserting that any of the activities of Supplier or Manufacturer relating to the manufacture, import, use, or sale of pharmaceutical products, or the conduct of the activities contemplated herein by Santarus, infringe, misappropriate, or violate the rights of any Third Party.

10.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall commence as of the Effective Date and shall continue in full force for so long as the License Agreement is in effect, unless otherwise mutually agreed by the Parties or unless otherwise earlier terminated as set forth herein (the “Term”).

11.2 Termination for Cause. In the event that either Party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within sixty (60) days (the “Remediation Period”) following receipt of a written notice thereof (the “Breach Notice”) from the other party that expressly states that it is a notice under this Section 11.2, the non-breaching party may terminate this Agreement upon sixty (60) days’ written notice to the other party (the “Termination Notice”). For the avoidance of doubt, a material breach of the Quality Agreement shall be deemed to be a breach of this Agreement for the purpose of determining the rights of the Parties to terminate this Agreement.

11.3 Termination for Bankruptcy. Either Party may terminate this Agreement immediately if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors.

11.4 Regulatory Proceedings. Santarus may terminate this Agreement for one or more of the Finished Bulk Products effective immediately upon written notice to Supplier should the FDA or a Foreign Regulatory Authority having jurisdiction impose on the Facility an import ban in respect of the Finished Commercial Product or withdraw any license required by Supplier or Manufacturer to manufacture the Finished Bulk Product at the Facility or take other action that is reasonably likely to have a material adverse impact on Supplier’s or Manufacturer’s ability to perform hereunder.

11.5 Government Action. Santarus may terminate this Agreement for one or more of the Finished Bulk Products upon thirty (30) days’ written notice to Supplier in the event that any governmental agency (including without limitation, the FDA or a Foreign Regulatory Authority) takes any action, or raises any objection, that prevents Santarus from importing, exporting, purchasing, or selling the Finished Bulk Product and/or Finished Commercial Product or otherwise makes such activity unlawful.

11.6 Termination for Discontinuation. Santarus may terminate this Agreement for one or more of the Finished Bulk Products if at any time it decides to no longer market the Finished Commercial Product by giving Supplier six (6) months advance written notice of termination.

11.7 Effect of Termination. Except as otherwise provided in this Section 11.7 or elsewhere in this Agreement, in the event this Agreement is terminated for any reason, (a) subject to Section 11.8, all rights and obligations of the Parties under this Agreement shall terminate; (b) Santarus shall surrender to Supplier, or, at Supplier’s sole option and expense, Santarus shall destroy and provide Supplier with a certificate signed by a Responsible Executive of Santarus attesting to the destruction of, all copies of any Confidential Information of Supplier in its possession (excluding all of the foregoing assigned to Santarus under Article 9 above); (c) Supplier shall surrender to Santarus, or, at Santarus’ sole option and expense, Supplier shall destroy and provide Santarus with a certificate signed by a Responsible Executive of Supplier attesting to the destruction of, all copies of any Confidential Information provided by Santarus hereunder (except to the extent required to be maintained by Supplier pursuant to Applicable Laws or this Agreement); and (d) Santarus shall pay for any of the applicable Finished Bulk

Product manufactured at any time before the date of termination pursuant to any Firm Purchase Order delivered to Supplier prior to such termination. Supplier shall cooperate with Santarus and assist in the transfer to Santarus of all legal and technical documents concerning Raw Materials and Finished Bulk Products, including master batch records, validation reports, stability reports and relevant manufacturer authorizations, existing retention samples and all such other documents and materials as may be reasonably necessary or useful for Santarus to source the applicable Finished Bulk Products from other qualified Third Parties.

11.8 Accrued Rights. Termination, relinquishment, or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. The provisions of this Article 11 shall not limit or restrict the rights of any Party to seek remedies or take measures that may be otherwise available to it at law or equity in connection with the enforcement and performance of obligations under this Agreement. Any provision of this Agreement intended by their specific terms or by necessary implication to survive the expiration or termination of this Agreement, including without limitation, Articles 8, 9 and 11-14, shall so survive.

ARTICLE 12

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

12.1 Indemnification by Santarus. Santarus hereby agrees to defend, at its expense, indemnify, and hold harmless Supplier, its directors, officers, employees, agents, and Affiliates, against all Third Party claims, demands, damages, liabilities, losses, costs and expenses, including, without limitation, attorney’s fees (collectively, “Claims”) resulting from or arising out of: (a) the negligence or willful misconduct of Santarus, its Affiliates, or their directors, officers, agents, employees or consultants in the performance of their obligations under this Agreement; (b) a breach by Santarus of any provision of this Agreement or the Quality Agreement; or (c) a breach by Santarus of any of its representations or warranties set forth in this Agreement or the Quality Agreement; provided, however, that Santarus shall not be obligated to indemnify Supplier under this Section 12.1 to the extent that such Claim results from or arises out of any act or omission for which Supplier is obligated to indemnify Santarus pursuant to Section 12.2 below.

12.2 Indemnification by Supplier. Supplier hereby agrees to defend, at its expense, indemnify, and hold harmless Santarus, its directors, officers, employees, agents, and Affiliates against all Third Party Claims resulting from or arising out of (a) the failure to manufacture, package and test the Finished Bulk Product in accordance with the Supplier Manufacturing Responsibilities; (b) the failure to store the Finished Bulk Product or Raw Materials in accordance with the Specifications, cGMP and Applicable Laws; (c) the negligence or willful misconduct of Supplier, Manufacturer, its Affiliates, or their directors, officers, agents, employees or consultants in the performance of their obligations under this Agreement, (d) a breach by Supplier of any provision of this Agreement or the Quality Agreement; or (e) a breach of any of Supplier’s representations, warranties, or covenants set forth in this Agreement or the Quality Agreement; provided, however, that Supplier shall not be obligated to indemnify Santarus under this Section 12.2 to the extent that such Claim results from or arises out of any act or omission for which Santarus is obligated to indemnify Supplier pursuant to Section 12.1 above.

12.3 Indemnification Procedure. Each indemnified Party (the “Indemnitee”) agrees to give the indemnifying Party (the “Indemnitor”) prompt written notice of any Claims or discovery of fact upon which the Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not materially prejudiced thereby.

12.3.1 The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee’s possession or control which relate to any Claims; provided, however, that if the Indemnitee defends or participates in the defense of any Claims, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor in defending against any Claims.

12.3.2 The Indemnitor shall have the right, by prompt written notice to the Indemnitee, to assume direction and control of the defense of any Claim, with counsel reasonably satisfactory to the Indemnitee and at the sole cost of the Indemnitor, so long as (a) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than [***] days after the Indemnitor’s receipt of notice of the Claim) that the Indemnitor intends to indemnify the Indemnitee pursuant to this Article absent the development of facts that give the Indemnitor the right to claim indemnification from the Indemnitee, and (b) the Indemnitor diligently pursues the defense of the Claim.

12.3.3 If the Indemnitor assumes the defense of the Claim as provided in this Section 12.3, the Indemnitee may participate in such defense with the Indemnitee’s own counsel who shall be retained, at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon written notice to the Indemnitee within [***] days after receipt of the Indemnitee’s written denial of consent, to pay to the Indemnitee, or to a trust for its or the applicable Third Party’s benefit, such amount established by such judgment or settlement in addition to all interest, costs or other charges relating thereto, together with all attorneys’ fees and expenses incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor’s rights and obligations with respect to such Claim shall cease.

12.3.4 The Indemnitor shall not be liable for any settlement or other disposition of a Claim by the Indemnitee which is reached without the written consent of the Indemnitor.

12.4 No Consequential Damages. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE

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OR OTHER LIKE DAMAGES, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, EVEN IF SUCH PARTY, OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OF ANY KIND, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ITS IMPLEMENTATION. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 12.4 SHALL BE INTERPRETED TO LIMIT THE INDEMNIFICATION OBLIGATION OF EITHER PARTY IN CONNECTION WITH A PRODUCT LIABILITY CLAIM WITH RESPECT TO THE CHARACTERIZATION OF DAMAGES OR LOSSES CLAIMED BY A THIRD PARTY AS BEING INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER LIKE DAMAGES OR LOSSES.

12.5 Insurance. Each of Supplier and Manufacturer, on the one hand, and Santarus, on the other hand, shall maintain commercial general liability through the term of this Agreement and for a period of [***] years thereafter, which insurance shall afford limits of not less than (i) [***] USD ($[***]) for each occurrence, and (ii) [***] USD ($[***]) annual aggregate. In addition, Santarus shall maintain, and Supplier shall have Manufacturer maintain, product liability insurance through the term of this Agreement and for a period of five (5) years thereafter, which insurance shall afford limits of not less than (i) [***] USD ($[***]) for each occurrence, and (ii) [***] USD ($[***]) annual aggregate. Supplier shall cause Manufacturer to name Santarus as an additional insurer under Manufacturer’s product liability policy. In addition, from time to time during the term of this Agreement, each Party shall (and Supplier shall cause Manufacturer to) increase their levels of insurance coverage if reasonably deemed prudent by such party in light of the overall activities under this Agreement. If requested each Party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. Each Party shall (and Supplier shall cause Manufacturer to) provide for a minimum of [***] days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a Party (including, in the case of Supplier, Manufacturer) is unable to maintain the insurance policies required under this Agreement through no fault on the part of such Party, then such Party shall forthwith notify the other Party in writing and the Parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

ARTICLE 13

GOVERNING LAW; DISPUTE RESOLUTION

13.1 Governing Law. This agreement is governed by Italian law without regard to the conflicts of laws and provisions thereof and without regard to the United Nations convention on contracts for the sale of foods.

13.2 Dispute Resolution/Injunctive Relief. Notwithstanding anything to the contrary contained in this Agreement, the Parties specifically agree to the following dispute resolution procedure.

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13.2.1 Negotiation Between Responsible Executives. In the event of any dispute between the Parties arising out of or related to this Agreement, the Parties shall refer such dispute to the Responsible Executive of Santarus and the Responsible Executive of Supplier for attempted resolution by good faith executive negotiations within [***] days after such referral is made. In the event such officers are unable to resolve such dispute within such [***] day period, then the Parties will subject themselves to the arbitration procedures set forth below before seeking any other means of resolving the dispute.

13.3 Arbitration. In the event of any dispute arising out of or in connection with this Agreement, the Parties agree that such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce – ICC by a panel of three arbitrators appointed in accordance with the said Rules of Arbitration. The arbitrators shall apply Italian Law. The seat of arbitration shall be Paris (France) and the language of the arbitration proceeding shall be English.

13.3.1 Continuation of Performance. Except where such area of performance is the subject of dispute, each Party shall continue to perform its respective obligations under this Agreement while any dispute is being resolved in accordance with this Section 13.3 unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 Assignment. Supplier may not assign this Agreement or any of its rights or obligations hereunder) without the written consent of Santarus, such consent not to be unreasonably withheld. Santarus may not assign this Agreement or any of its rights or obligations hereunder without the written consent of Supplier, such consent not to be unreasonably withheld. Notwithstanding the foregoing provisions of this Section 14.1, Santarus may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its assets relating to this Agreement.

14.2 Force Majeure. With respect to this Agreement, neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, fire, explosion, flood, strike, lockout, terrorist attacks, embargo, act of God, or any other similar cause to the extent beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Party in writing setting forth the nature of such force majeure, shall use its best efforts to eliminate, remedy or overcome such force majeure and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases. Notwithstanding the previous sentence, if any force majeure continues for more than ninety (90) days, the other Party may terminate this Agreement.

14.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.

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14.4 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

If to Supplier:

Cosmo Technologies Ltd

42-43 Amiens Street

Dublin 1

Ireland

Attn: Giuseppe Cipriano, Director

With a copy to:

Cosmo S.p.A.

via C. Colombo, 1

20020 Lainate (MI)

Italy

Attn: Davide Malavasi, Qualified Person

If to Santarus:

Santarus, Inc.

3721 Valley Centre Drive, Suite 400

San Diego CA 92130

Phone: 858-314-5700

Fax: 858-314-5701

Attn: Sr. Vice President, Manufacturing and Product Development

With a copy to:

Santarus, Inc.

3721 Valley Centre Drive, Suite 400

San Diego CA 92130

Phone: 858-314-5700

Fax: 858-314-5702

Attn: Legal Affairs

Unless an earlier date can be proven by competent evidence, the date of receipt of any notice given under this Agreement, including, without limitation, any invoice provided by Supplier to Santarus, shall be deemed to be the date given if delivered personally or by facsimile transmission receipt verified, seven (7) days after the date mailed, if mailed by registered or certified mail return receipt requested, postage prepaid, and two (2) days after the date sent if sent by express courier service.

14.5 Waiver. No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right. No waiver shall be effective unless made in writing and signed by the waiving Party.

14.6 Disclaimer of Agency. The relationship between Supplier and Santarus established by this Agreement is that of independent contractors, and nothing contained in herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

14.7 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition shall be valid and be enforced to the fullest extent permitted by law.

14.8 Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, and the Quality Agreement, which are hereby incorporated herein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the manufacture and supply of commercial quantities of Finished Bulk Product and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. Notwithstanding the generality of the foregoing, this Agreement is intended to supersede and replace Article 5 of the License Agreement.

14.9 Modification. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. In the event of a conflict between the terms of any Firm Purchase Order, order acknowledgement, packaging slip or other documentation, and the terms of this Agreement, the terms of this Agreement shall control, unless such documentation specifically states that it overrides conflicting terms of this Agreement and is signed by each of the Parties.

14.10 Construction. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party. The headings used in this Agreement are for convenience of reference only and are not a part of the text hereof.

14.11 Counterparts. This Agreement may be executed in counterparts, by manual or facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Cosmo Technologies Ltd		Santarus, Inc.

By:	/s/ Giuseppe Cipriano	By:	/s/ Gerald T. Proehl

Name:	Giuseppe Cipriano	Name:	Gerald T. Proehl

Title:	Director	Title:	President & CEO